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Exhibit 12.1

Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends
(In thousands, except ratios)

	Successor	Predecessor	Successor	Predecessor
			Period from September 10, 2016 through December 31, 2016	Period from January 1, 2016 through September 9, 2016
	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
						Year Ended December 31,

						2015	2014	2013	2012

Earnings:
Income (loss) before income taxes	$201,352	$(539,999)	$(474,449)	$3,292		$(1,913,535)	$314,880	$(1,380,378)	$(67,066)
Adjustments:
Equity investment loss (income)	(316)	145	(9)	152		171	(617)	(97)	(373)
Interest capitalized	—	(32,061)	—	(68,192)		(113,009)	(168,897)	(203,993)	(53,492)

Income (loss) before income taxes, as adjusted	$201,036	$(571,915)	$(474,458)	$(64,748)		$(2,026,373)	$145,366	$(1,584,468)	$(120,931)
Fixed charges	25,512	79,544	29,013	197,640		340,399	320,403	262,046	86,589

Total earnings	$226,548	$(492,371)	$(445,445)	$132,892		$(1,685,974)	$465,769	$(1,322,422)	$(34,342)

Fixed charges:
Interest expense and amortization of finance costs	$25,191	$78,808	$28,553	$195,698		$337,554	$317,732	$259,159	$85,372
Rental expense representative of interest factor	321	736	460	1,942		2,845	2,671	2,887	1,217

Total fixed charges	$25,512	$79,544	$29,013	$197,640		$340,399	$320,403	$262,046	$86,589

Ratio of earnings to fixed charges	8.9	— (1)	— (3)	—	(5)	— (7)	1.5	— (9)	—	(10)

Total fixed charges	$25,512	$79,544	$29,013	$197,640		$340,399	$320,403	$262,046	$86,589
Pre-tax preferred dividend requirements	852	26,863	783	12,320		83,942	32,902	12,132	110,075

Total fixed charges plus preference dividends	$26,364	$106,407	$29,796	$209,960		$424,341	$353,305	$274,178	$196,664

Ratio of earnings to combined fixed charges and preference dividends	8.6	— (2)	— (4)	—	(6)	— (8)	1.3	— (9)	—	(11)

(1)
Due to the Company's "Loss before income taxes, as adjusted" for the three months months ended March 31, 2016 the ratio coverage was less than 1:1. The Company must generate additional earnings of $571.9 million to achieve a coverage ratio of 1:1.

(2)
Due to the Company's "Loss before income taxes, as adjusted" for the three months months ended March 31, 2016 the ratio coverage was less than 1:1. The Company must generate additional earnings of $598.8 million to achieve a coverage ratio of 1:1.

(3)
Due to the Company's "Loss before income taxes, as adjusted" for the period from September 10, 2016 through December 31, 2016 the ratio coverage was less than 1:1. The Company must generate additional earnings of $474.5 million to achieve a coverage ratio of 1:1.

(4)
Due to the Company's "Loss before income taxes, as adjusted" for the period from September 10, 2016 through December 31, 2016 the ratio coverage was less than 1:1. The Company must generate additional earnings of $475.2 million to achieve a coverage ratio of 1:1.

(5)
Due to the Company's "Loss before income taxes, as adjusted" for the period from January 1, 2016 through September 9, 2016 the ratio coverage was less than 1:1. The Company must generate additional earnings of $64.7 million to achieve a coverage ratio of 1:1.

(6)
Due to the Company's "Loss before income taxes, as adjusted" for the period from January 1, 2016 through September 9, 2016 the ratio coverage was less than 1:1. The Company must generate additional earnings of $77.1 million to achieve a coverage ratio of 1:1.

(7)
Due to the Company's "Loss before income taxes, as adjusted" for the year ended December 31, 2015, the ratio coverage was less than 1:1. The Company must generate additional earnings of $2.0 billion to achieve a coverage ratio of 1:1.

(8)
Due to the Company's "Loss before income taxes, as adjusted" for the year ended December 31, 2015, the ratio coverage was less than 1:1. The Company must generate additional earnings of $2.1 billion to achieve a coverage ratio of 1:1.

(9)
Due to the Company's "Loss before income taxes, as adjusted" for the year ended December 31, 2013, the ratio coverage was less than 1:1. The Company must generate additional earnings of $1.6 billion to achieve a coverage ratio of 1:1.

(10)
Due to the Company's "Loss before income taxes, as adjusted" for the year ended December 31, 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $120.9 million to achieve a coverage ratio of 1:1.

(11)
Due to the Company's "Loss before income taxes, as adjusted" for the year ended December 31, 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $231.0 million to achieve a coverage ratio of 1:1.

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  Exhibit 12.1
Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends (In thousands, except ratios)